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                                             As filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-30928
PROSPECTUS SUPPLEMENT
MARCH 15, 2000
(TO PROSPECTUS DATED MARCH 6, 2000)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                 $3,134,800,000
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

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    CERTAIN DATA ON THE COMPANY:

    - We are a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients.
    - Donaldson, Lufkin & Jenrette, Inc.
      277 Park Avenue
      New York, New York 10172
      (212) 892-3000

    TRADING FORMAT:

    - The notes will be held in global form by The Depository Trust Company, including on behalf of Euroclear and Clearstream, unless otherwise specified.
    - The notes will not be listed on a securities exchange in the United
      States.

    THE OFFERING:

    - Offers to purchase the notes are being solicited from time to time by the agents described in this prospectus supplement. The agents may purchase the notes as principal or use their reasonable efforts to sell the notes as Donaldson, Lufkin & Jenrette, Inc.'s agent.

    CERTAIN TERMS OF THE NOTES:

    THE SPECIFIC TERMS OF ANY NOTE OFFERED WILL BE INCLUDED IN A PRICING SUPPLEMENT. UNLESS THE PRICING SUPPLEMENT PROVIDES OTHERWISE, THE NOTES WILL HAVE THE FOLLOWING GENERAL TERMS:
    - The notes will bear interest at either a fixed or a floating rate. Floating rate interest will be based on:
      - CD Rate
      - Commercial Paper Rate
      - Federal Funds Rate
      - LIBOR
      - Prime Rate
      - Treasury Rate
      - Any other rate specified in the applicable pricing supplement
    - Interest will be paid on the dates stated in the applicable pricing supplement.
    - The notes may be either callable by Donaldson, Lufkin &
      Jenrette, Inc. or puttable by you, if specified in the applicable pricing supplement.
    - The notes will be denominated in U.S. dollars and have minimum denominations of $1,000, unless otherwise specified.

----------------------------------------------------------------------------------------------------------
                                            Per Note                                Total
----------------------------------------------------------------------------------------------------------
Public Offering Price:                                  100%                                $3,134,800,000
Agent Fees:                                    0.125%-0.875%                     $3,918,500 to $27,429,500
Net Proceeds to Company:                     99.125%-99.875%              $3,107,370,500 to $3,130,881,500
----------------------------------------------------------------------------------------------------------

   THIS INVESTMENT INVOLVES RISK. SEE "FOREIGN CURRENCY RISKS" ON PAGE S-22.
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Neither the SEC nor any State securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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                          DONALDSON, LUFKIN & JENRETTE

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Description of Notes........................................     S-3
Special Provisions Relating to Foreign Currency Notes.......    S-20
Foreign Currency Risks......................................    S-23
United States Tax Considerations............................    S-24
Plan of Distribution........................................    S-31

                     TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................       2
Where You Can Find More Information.........................       2
Use of Proceeds.............................................       3
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............       3
Donaldson, Lufkin & Jenrette, Inc...........................       3
Description of Debt Securities..............................       4
Description of Preferred Stock..............................      12
Description of Warrants.....................................      15
ERISA.......................................................      17
Plan of Distribution........................................      18
Legal Matters...............................................      19
Experts.....................................................      19

                              DESCRIPTION OF NOTES

GENERAL

    The notes will be direct, unsecured and unsubordinated obligations of DLJ. The following description of the particular terms of the notes offered by this Prospectus Supplement (referred to in the accompanying Prospectus as the debt securities or the senior debt securities) supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the senior debt securities set forth in the Prospectus, which description you should also read. Unless we specify otherwise in the applicable pricing supplement, the notes will have the terms described below.

    We will issue the notes under an indenture dated as of June 8, 1998 between DLJ and The Chase Manhattan Bank, as trustee. The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, including the definitions in the indenture of certain terms.

    We will use this Prospectus Supplement and any pricing supplement in connection with the offer and sale from time to time of notes in an aggregate initial public offering price of up to U.S. $3,134,800,000 or its equivalent in other currencies, currency units or composite currencies (provided that, with respect to original issue discount notes, we will use the initial offering price of those notes in calculating the aggregate principal amount of notes offered by this Prospectus Supplement). The aggregate principal amount of notes we may offer with this Prospectus Supplement will be reduced as a result of the sale by DLJ of other securities from time to time as described in the accompanying Prospectus. See "Plan of Distribution" in this Prospectus Supplement and in the accompanying Prospectus.

    The pricing supplement relating to a note will describe the following terms:

    - the currency or currency unit in which the note is denominated and, if different, the currency or currency unit in which payments of principal and interest on the note will be made (and, if the specified currency is other than U.S. dollars, any other terms relating to that foreign currency note and the specified currency)

    - whether the note bears a fixed rate of interest or bears a floating rate of interest (including whether the note is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note (each as defined below))

    - the issue price

    - the issue date

    - the maturity date

    - if the note is a fixed rate note: the interest rate, if any, interest payment dates, if any, and whether we can extend the maturity of the note

    - if the note is a floating rate note: the interest rate basis, the initial interest rate, the interest payment dates, the index maturity, the spread and/or spread multiplier, if any (each as defined below), and any other terms relating to the particular method of calculating the interest rate for that note

    - if the note is an indexed note (as defined below), the terms relating to the particular note

    - if the note is a dual currency note (as defined below), the terms relating to the particular note

    - if the note is an amortizing note (as defined below), the amortization schedule and any other terms relating to the particular note

    - whether the note is an original issue discount note

    - whether the note may be redeemed at the option of DLJ, or repaid at the option of the holder, prior to its stated maturity as described under "--Optional Redemption by DLJ" and "--Repayment at the Noteholders' Option; Repurchase" below and, if so, the provisions relating to redemption or repayment, including, in the case of any original issue discount notes, the information necessary to determine the amount due upon redemption or repayment

    - any relevant tax consequences associated with the terms of the notes which have not been described under "United States Tax Considerations" below and

    - any other terms not inconsistent with the provisions of the indenture.

    Subject to the additional restrictions described under "Special Provisions Relating to Foreign Currency Notes," each note will mature on a day, nine months or more from the date of issue, as specified in the applicable pricing supplement, selected by the initial purchaser and agreed to by DLJ. In the event that the maturity date of any note or any date fixed for redemption or repayment of any note is not a business day (as defined below), principal and interest payable at maturity or upon redemption or repayment will be paid on the next succeeding business day with the same effect as if that following business day were the date on which the payment were due. We will not pay any additional interest as a result of the delay in payment. Except as may be provided in the applicable pricing supplement and except for indexed notes, all notes will mature at par.

    We are offering the notes on a continuing basis, in denominations of $1,000 and any integral multiples of $1,000 unless otherwise specified in the applicable pricing supplement; except that notes in specified currencies other than U.S. dollars will be issued in the denominations set forth in the applicable pricing supplement. See "Special Provisions Relating to Foreign Currency Notes."

    The interest rates we will offer to pay with respect to the notes may differ depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction.

INTEREST AND INTEREST RATES

    Unless otherwise specified in the applicable pricing supplement, each note will bear interest at either

    - a fixed rate specified in the applicable pricing supplement or

    - a floating rate specified in the applicable pricing supplement determined by reference to an interest rate basis, which may be adjusted by a spread and/or spread multiplier (each as defined below). Any floating rate note may also have either or both of the following:

       - a maximum interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period; and

       - a minimum interest rate limitation, or floor, on the rate at which interest may accrue during any interest period. In addition, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Each note will bear interest from its date of issue or from the most recent date to which interest on that note has been paid or duly provided for, at the fixed or floating rate specified in the note, until the principal amount has been paid or made available for payment. Interest will be payable on each interest payment date (except for certain original issue discount notes and except for notes originally issued between a regular record date and an interest payment date) and at maturity or on redemption or repayment, if any. Unless otherwise indicated in the applicable pricing supplement, interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid with respect to the applicable note) to but excluding the related interest payment date or the maturity date, as the case may be.

    Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding the related interest payment date; except that

    - if we fail to pay the interest due on an interest payment date, the defaulted interest will be paid to the person in whose name the note is registered at the close of business on the record date we will establish for the payment of defaulted interest and

    - interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable.

    The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next succeeding regular record date. Interest rates and interest rate formulae are subject to change by DLJ from time to time but no such change will affect any note previously issued or which DLJ has agreed to issue but has not yet delivered.

    FIXED RATE NOTES

    Each fixed rate note will bear interest at the annual rate specified in the applicable pricing supplement. The interest payment dates for fixed rate notes will be specified in the applicable pricing supplement and the regular record dates will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date, unless otherwise specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date for any payment on any fixed rate note is not a business day, payment of interest, premium, if any, or principal otherwise payable on such fixed rate note will be made on the next succeeding business day and no interest on such payment shall accrue as a result of the delay in payment.

    FLOATING RATE NOTES

    Unless otherwise specified in an applicable pricing supplement, floating rate notes will be issued as described below. Each applicable pricing supplement will specify certain terms with respect to which such floating rate note is being delivered, including: whether the floating rate note is a regular floating rate note, an inverse floating rate note or a floating rate/fixed rate note; the interest rate basis or bases, initial interest rate, interest reset dates, interest reset period, interest payment dates, index maturity, maximum interest rate and minimum interest rate, if any, and the spread and/or spread multiplier, if any, and if one or more of the specified interest rate bases is LIBOR, the index currency, if any, as described below. Unless otherwise specified in the applicable pricing supplement, each regular record date for a floating rate note will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date.

    The interest rate borne by the floating rate notes will be determined as follows:

    - Unless a floating rate note is designated as a "floating rate/fixed rate note" or an "inverse floating rate note," the floating rate note will be designated a "regular floating rate note" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases

       - plus or minus the applicable spread, if any, and/or

       - multiplied by the applicable spread multiplier, if any.

    Unless otherwise specified in the applicable pricing supplement, commencing on the initial interest reset date, the rate at which interest on such regular floating rate note shall be payable shall be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

    - If a floating rate note is designated as a "floating rate/fixed rate note," then, except as described below or in an applicable pricing supplement, the note will initially bear interest at the rate determined by reference to the applicable interest rate basis or bases

       - plus or minus the applicable spread, if any, and/or

       - multiplied by the applicable spread multiplier, if any.

    Commencing on the initial interest reset date, the rate at which interest on the floating rate/fixed rate note shall be payable shall be reset as of each interest reset date; except that

       - the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate; and

       - the interest rate in effect commencing on, and including, the fixed rate commencement date (as specified in the applicable pricing supplement) to the maturity date shall be the fixed interest rate specified in the applicable pricing supplement, or if no fixed interest rate is so specified and the floating rate/fixed rate note is still outstanding on the fixed rate commencement date, the interest rate in effect on the floating rate/fixed rate note on the day immediately preceding the fixed rate commencement date.

    - If a floating rate note is designated as an "inverse floating rate note," then, except as described below or in an applicable pricing supplement, the note will bear interest equal to the fixed interest rate specified in the related pricing supplement minus the rate determined by reference to the interest rate basis or bases

       - plus or minus the applicable spread, if any, and/or

       - multiplied by the applicable spread multiplier.

    Unless otherwise specified in the applicable pricing supplement, the interest rate on an inverse floating rate note will not be less than zero. Commencing on the initial interest reset date, the rate at which interest on such inverse floating rate note is payable shall be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

    Notwithstanding the foregoing, if a floating rate note is designated as having an addendum attached, the floating rate note shall bear interest in accordance with the terms described in the addendum and the applicable pricing supplement. See "--Other Provisions, Addenda" below.

    Unless otherwise provided in the applicable pricing supplement, each interest rate basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above or in a pricing supplement, the interest rate in effect on each day shall be

    - if such day is an interest reset date, the interest rate as determined on the interest determination date (as defined below) immediately preceding such interest reset date or

    - if such day is not an interest reset date, the interest rate determined on the interest determination date immediately preceding the next preceding interest reset date.

    Except for the fixed rate period described above for floating rate/fixed rate notes, interest on floating rate notes will be determined by reference to an interest rate basis, which may be one or more of

    - the CD rate

    - the Commercial Paper rate

    - the Federal Funds rate

    - LIBOR

    - the Prime rate

    - the Treasury rate or

    - any other interest rate basis or interest rate formula described in the applicable pricing supplement.

    The "spread" is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The "spread multiplier" is the percentage of the related interest rate basis or bases applicable to a floating rate note by which such interest rate basis or bases will be multiplied to determine the applicable interest rate on such floating rate note. The "index maturity" is the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated. The spread, spread multiplier, index maturity and other variable terms of the floating rate notes are subject to change by DLJ from time to time, but no such change will affect any floating rate note previously issued or as to which an offer has been accepted by DLJ.

    Each applicable pricing supplement will specify whether the rate of interest on the related floating rate note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified interest reset period and the dates on which such interest rate will be reset. Unless otherwise specified in the applicable pricing supplement, the interest reset date will be, in the case of floating rate notes which reset:

    - daily, each business day

    - weekly, a business day that occurs in each week as specified in the applicable pricing supplement (with the exception of weekly reset Treasury rate notes, which will reset the Tuesday of each week except as specified below)

    - monthly, a business day that occurs in each month as specified in the applicable pricing supplement

    - quarterly, a business day that occurs in each third month as specified in the applicable pricing supplement

    - semiannually, a business day that occurs in each of two months of each year as specified in the applicable pricing supplement and

    - annually, a business day that occurs in one month of each year as specified in the applicable pricing supplement.

    If any interest reset date for any floating rate note would otherwise be a day that is not a business day, that interest reset date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

    "Business day" means, unless otherwise specified in the applicable pricing supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the applicable notes and

    - with respect to LIBOR notes, "business day" shall also include a day on which dealings in U.S. dollars are transacted in the London interbank market

    - with respect to notes denominated in a specified currency other than U.S. dollars or euro, "business day" shall not include a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the principal financial center of the country of the specified currency and

    - with respect to notes denominated in euro, "business day" shall also include any day on which the TransEuropean Real-Time Gross Settlement Express Transfer (TARGET) System is in place.

    Except as provided below or in an applicable pricing supplement, interest will be payable on the maturity date and in the case of floating rate notes which reset:

    - daily, weekly or monthly, on a business day that occurs in each month, as specified in the applicable pricing supplement

    - quarterly, on a business day that occurs in each third month, as specified in the applicable pricing supplement

    - semi-annually, on a business day that occurs in each of two months of each year as specified in the applicable pricing supplement and

    - annually, on a business day that occurs in one month of each year, as specified in the applicable pricing supplement.

    If any interest payment date for any floating rate note would otherwise be a day that is not a business day, that interest payment date will be the next succeeding day that is a business day and no interest shall accrue as a result of the delay in payment, except that if a note is a LIBOR note and if the next business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, and no interest shall accrue for the period from and after the maturity date.

    All percentages resulting from any calculation on floating rate notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 5.876545% (or .05876545) would be rounded to 5.87655% (or .0587655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

    With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (i) the date of issue and (ii) the last day to which interest has been paid or duly provided for to and including the last date for which accrued interest is being calculated as described in the immediately preceding paragraph. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of notes for which the interest rate basis is the CD rate, the Commercial Paper rate, the Federal Funds rate, LIBOR or the Prime rate, or by the actual number of days in the year in the case of notes for which the interest rate basis is the Treasury rate. The accrued interest factor for notes for which the interest rate may be calculated with reference to two or more interest rate bases will be calculated in each period by selecting one such interest rate basis for such period in accordance with the provisions of the applicable pricing supplement.

    The interest rate applicable to each interest reset period commencing on the interest reset date with respect to that interest reset period will be the rate determined as of the "interest determination date." Unless otherwise specified in the applicable pricing supplement, the interest determination date with respect to the CD rate, the Commercial Paper rate, the Federal Funds rate and the Prime rate will be the second business day preceding each interest reset date for the related note; and the interest determination date with respect to LIBOR will be the second London business day preceding each interest reset date. With respect to the Treasury rate, unless otherwise specified in an applicable pricing supplement, the interest determination date will be the day in the week in which the related interest reset date falls on which day Treasury bills (as defined below) are normally auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday on the week preceding the related interest reset date, the related interest determination date will be such preceding Friday; and provided, further, that if an auction falls on any interest reset date then the related interest reset date will instead be the first business day following such auction. Unless otherwise specified in the applicable pricing supplement, the interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest business day which is at least two business days prior to each interest reset date for such floating rate note. Each interest rate basis will be determined and compared on such date, and the applicable interest rate will take effect on the related interest reset date, as specified in the applicable pricing supplement.

    Unless otherwise provided for in the applicable pricing supplement, The Chase Manhattan Bank will be the calculation agent and for each interest reset date will determine the interest rate with respect to any floating rate note as described below. The calculation agent will notify DLJ, the paying agent and the trustee of each determination of the interest rate applicable to a floating rate note promptly after such determination is made. The trustee will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent interest determination date relating to such note. Unless otherwise specified in the applicable pricing supplement, the "calculation date," where applicable, pertaining to any interest determination date will be the earlier of (i) the tenth calendar day after that interest determination date or, if such day is not a business day, the next succeeding business day or (ii) the business day preceding the applicable interest payment date or maturity date, as the case may be.

    Unless otherwise specified in the applicable pricing supplement, the interest rate basis with respect to floating rate notes will be determined by the calculation agent as follows:

    CD RATE NOTES. CD rate notes will bear interest at the interest rate (calculated with reference to the CD rate and the spread and/or spread multiplier, if any) specified in the CD rate notes and in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "CD rate" means, with respect to any interest determination date relating to a CD rate note, the rate on the date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication under the heading "CDs (Secondary Market)," or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the CD rate will be the rate on such interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily update of H.15(519) available through the world-wide web site of the Board of Governors of the Federal Reserve System at "http:/www.bog.frb.fed.us/releases/H15/update" or any successor site or publication of the Board of Governors under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to an interest determination date, the CD Rate on that interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of

10:00 a.m., New York City time, on that interest determination date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting as set forth above, the CD rate with respect to such Interest Determination Date shall be the same as the CD rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).

    COMMERCIAL PAPER RATE NOTES. Commercial Paper rate notes will bear interest at the interest rate (calculated with reference to the Commercial Paper rate and the spread and/or spread multiplier, if any) specified in the Commercial Paper Rate notes and in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "Commercial Paper rate" means, with respect to any interest determination date relating to a Commercial Paper rate note, the money market yield (as defined below) of the rate on that date for commercial paper having the index maturity designated in the applicable pricing supplement, as published in H.15(519), under the heading "Commercial Paper--Non-Financial." In the event that the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, then the Commercial Paper rate shall be the money market yield of the rate on the interest determination date for commercial paper of the specified index maturity as published in H.15 daily update under the heading "Commercial Paper" (with an index maturity of one month or three months being deemed to be equivalent to an index maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on that calculation date the rate is not yet available in either H.15(519) or H.15 daily update, then the Commercial Paper Rate on that interest determination date shall be calculated by the calculation agent and shall be the money market yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on that interest determination date for commercial paper of the specified index maturity placed for a non-financial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the calculation agent; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting offered rates as set forth above, the Commercial Paper rate with respect to such interest determination date shall be the same as the Commercial Paper rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).

    "Money market yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                   DX360
  Money Market Yield =         -------------                  X 100
                                360 - (DXM)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

    FEDERAL FUNDS RATE NOTES. Federal Funds rate notes will bear interest at the interest rate (calculated with reference to the Federal Funds rate and the spread and/or spread multiplier, if any) specified in the Federal Funds rate notes and in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, the "Federal Funds rate" means, with respect to any interest determination date relating to a Federal Funds rate note, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (effective)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to an Interest Determination Date, the Federal Funds rate will be the rate on that interest determination date as published in H.15 daily update under the heading "Federal Funds (effective)." If that rate is not published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the Federal Funds rate for that interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the calculation agent; provided, however, that if the brokers selected as aforesaid by the calculation agent are not quoting as set forth above, the Federal Funds rate with respect to such interest determination date shall be the same as the Federal Funds rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).

    LIBOR NOTES. LIBOR notes will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified in the LIBOR notes and in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "LIBOR" for each interest reset date will be determined by the calculation agent as follows:

    - With respect to an interest determination date relating to a LIBOR note, LIBOR will be the rate for deposits in the London interbank market in the index currency (as defined below) having the index maturity designated in the applicable pricing supplement commencing on the second London business day immediately following such interest determination date that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such interest determination date. If no rate appears on the Designated LIBOR Page, LIBOR in respect of such interest determination date will be determined as if the parties had specified the rate described in the following paragraph.

    - With respect to an interest determination date relating to a LIBOR note to which the last sentence of the previous paragraph applies, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the applicable pricing supplement commencing on the second London business day immediately following such interest determination date to prime banks in the London interbank market at approximately
      11:00 a.m., London time on such interest determination date and in a principal amount that is representative for a single transaction in such index currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable pricing supplement), in the principal financial center of country of the specified index currency, on that interest determination date for loans made in the index currency to leading European banks having the index maturity designated in the applicable pricing supplement commencing on the second London business day immediately following such interest determination date and in a principal amount that is representative for a single transaction in that index currency in that market at such time by three major banks in such principal financial center selected by the Calculation Agent; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR with respect to such interest determination date will be the same as LIBOR in effect for the immediately preceding interest reset period

      (or, if there was no preceding interest reset period, the rate of interest shall be the Initial Interest Rate).

    "Index currency" means the currency (including currency units and composite currencies) specified in the applicable pricing supplement as the currency with respect to which LIBOR shall be calculated. If no currency is specified in the applicable pricing supplement, the index currency shall be U.S. dollars.

    "Designated LIBOR Page" means the display on Page 3750 (or any other page specified in the applicable pricing supplement) of the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable index currency (or such other page as may replace that page on that service for the purpose of displaying such rates).

    PRIME RATE NOTES. Prime rate notes will bear interest at the interest rate (calculated with reference to the Prime rate and the spread and/or spread multiplier, if any) specified in the Prime rate notes and in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "Prime rate" means, with respect to any interest determination date, the rate set forth in H.15(519) for that date opposite the caption "Bank Prime Loan." If that rate is not yet published by 9:00 a.m., New York City time, on the calculation date pertaining to that interest determination date, the Prime rate for that interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as that bank's prime rate or base lending rate as in effect for that interest determination date as quoted on the Reuters Screen USPRIME1 Page on that interest determination date, or, if fewer than four of these rates appear on the Reuters Screen USPRIME1 Page for that interest determination date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in The City of New York selected by the calculation agent from which quotations are requested. If fewer than two quotations are provided, the Prime rate shall be calculated by the calculation agent and shall be determined as the arithmetic mean of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the calculation agent to quote prime rates. "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    TREASURY RATE NOTES. Treasury rate notes will bear interest at the interest rate (calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any) specified in the Treasury rate notes and in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, the "Treasury rate" means, with respect to any interest determination date relating to a Treasury rate note, the rate applicable to the most recent auction of direct obligations of the United States ("Treasury bills") having the index maturity designated in the applicable pricing supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the auction average rate on such interest determination date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the index maturity designated in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such calculation date or if no such auction is held in a particular week, then the Treasury rate shall be the rate as published in H.15(519) under the heading "Treasury Bills--secondary market," or any successor publication or heading. In the event such rate is not published by 3:00 p.m., New York City time, on such calculation date, then the Treasury rate shall be calculated by the calculation agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement; provided, however, that if the dealers selected by the calculation agent are not quoting bid rates as mentioned in this sentence, the Treasury rate with respect to the interest determination date will be the same as the Treasury Rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).

INDEXED NOTES

    Notes also may be issued with the principal amount payable at maturity or interest to be paid on the notes, or both, to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of a specified currency relative to one or more other currencies, currency units or composite currencies specified in the Prospectus Supplement, or such other price or exchange rate as may be specified in such note, as set forth in a pricing supplement relating to those indexed notes. In certain cases, holders of indexed notes may receive a principal amount on the maturity date that is greater than or less than the face amount of the indexed notes, or an interest rate that is greater than or less than the stated interest rate on the indexed notes, or both, depending upon the structure of the indexed note and the relative value on the maturity date or at the relevant interest payment date, as the case may be, of the specified indexed item. However, in no event will the amount of interest or principal payable with respect to an indexed note be less than zero. Information as to the method for determining the principal amount payable on the maturity date, the manner of determining the interest rate, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in indexed notes will be set forth in the applicable pricing supplement.

    An investment in indexed notes may be much riskier than a similar investment in a conventional fixed-rate debt security. If the interest rate of an indexed note is indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued by DLJ at the same time, including the possibility that no interest will be paid. If the principal amount of an indexed note is indexed, the principal amount payable at maturity may be less than the original purchase price of such indexed note, including the possibility that no principal will be paid. Additionally, if the formula used to determine the principal amount or interest payable with respect to such indexed notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. See "Foreign Currency Risks."

OPTIONAL REDEMPTION BY DLJ

    Unless otherwise provided in the applicable pricing supplement, DLJ cannot redeem the notes prior to maturity. We may redeem the notes at our option prior to the maturity date only if an "initial redemption date" is specified in the applicable pricing supplement. If so specified, we can redeem the notes at our option on any date on and after the applicable initial redemption date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount of notes shall be at least $1,000 or other minimum denomination), at the applicable redemption price, together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the indenture. By redemption price for a note, we mean an amount equal to the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the annual redemption percentage reduction specified in the pricing supplement, if applicable) multiplied by the unpaid principal amount of the note to be redeemed. The initial redemption percentage, if any, applicable to a note shall decline on each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount to be redeemed. The redemption price of original issue discount notes is described below under "--Original Issue Discount Notes."

    Foreign currency notes may be subject to different restrictions on redemption. See "Special Provisions Relating to Foreign Currency Notes--Minimum Denominations, Restrictions on Maturities, Repayment and Redemption."

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

    Holders may require us to repay notes prior to maturity only if one or more "optional repayment dates" are specified in the applicable pricing supplement. If so specified, we will repay notes at the option of the holders on any optional repayment date in whole or in part from time to time in increments of $1,000 or other minimum denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or that other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. A holder who wants us to repay a note prior to maturity must deliver the note, together with the form "Option to Elect Repayment" properly completed, to the trustee at its corporate trust office (or any other address that we specify in the pricing supplement or notify holders of from time to time) no more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of a repayment option by the holder will be irrevocable. The repayment price of original issue discount notes is described below under "--Original Issue Discount Notes." Notwithstanding the foregoing, we will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to repurchase notes.

    Only the depositary may exercise the repayment option in respect of global securities representing book-entry notes. Accordingly, beneficial owners of global securities that desire to have all or any portion of book-entry notes represented by global securities repaid must direct the participant of the depositary through which they own their interest to direct the depositary to exercise the repayment option on their behalf by delivering the related global security and duly completed election form to the trustee as aforesaid. In order to ensure that the global security and election form are received by the trustee on a particular day, the applicable beneficial owner must so direct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines of those participants. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment shall be irrevocable. In addition, at the time instructions are given by a beneficial owner, the beneficial owner must cause the participant through which it owns its interest to transfer that beneficial owner's interest in the global security or securities representing the related book-entry notes, on the depositary's records, to the trustee. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus.

    Foreign currency notes may be subject to different restrictions on repayment. See "Special Provisions Relating to Foreign Currency Notes--Minimum Denominations, Restrictions on Maturities, Repayment and Redemption."

    DLJ may at any time purchase notes at any price in the open market or otherwise. Notes purchased by DLJ may, at its discretion, be held, resold or surrendered to the trustee for cancellation.

DUAL CURRENCY NOTES

    Dual currency notes are notes as to which DLJ has a one time option, exercisable on a specified date in whole, but not in part, with respect to all dual currency notes issued on the same day and having the same terms, of making all payments of principal, premium, if any, and interest after the exercise of such option, whether at maturity or otherwise (which payments would otherwise be made in the face amount currency of such notes specified in the applicable pricing supplement), in the optional payment currency specified in the applicable pricing supplement. The terms of the dual currency notes together with information as to the relative value of the face amount currency compared to the optional payment currency and as to tax considerations associated with an investment in dual currency notes will also be set forth in the applicable pricing supplement.

    If DLJ elects on any option election date specified in the applicable pricing supplement to pay in the optional payment currency instead of the face amount currency, payments of interest, premium, if any, and principal made after such option election date may be worth less, at the then-current exchange rate, than if DLJ had made such payments in the face amount currency. See "Foreign Currency Risks."

RENEWABLE NOTES

    DLJ may also issue from time to time variable rate renewable notes which will mature on an interest payment date specified in the applicable Prospectus Supplement unless the maturity of all or a portion of the principal amount of the notes is extended in accordance with the procedures set forth in the applicable pricing supplement.

EXTENSION OF MATURITY

    The pricing supplement relating to each fixed rate note (other than an amortizing note) will indicate whether DLJ has the option to extend the maturity of that fixed rate note for one or more periods of one or more whole years up to but not beyond the final maturity date set forth in the pricing supplement. If DLJ has that option with respect to any fixed rate note, we will describe the procedures in the applicable pricing supplement.

AMORTIZING NOTES

    Amortizing notes are notes for which payments combining principal and interest are made in installments over the life of the note. Payments with respect to amortizing notes will be applied first to interest due and payable on the notes and then to the reduction of the unpaid principal amount of the notes. We will provide further information on the additional terms and conditions of any issue of amortizing notes in the applicable pricing supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable pricing supplement and set forth on the notes.

ORIGINAL ISSUE DISCOUNT NOTES

    DLJ may offer notes from time to time at an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount of the note (i.e., par). Original issue discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original discount note and par is referred to herein as the "discount." In the event of redemption, repayment or acceleration of maturity of an original issue discount note, the amount payable to the holder of an original issue discount note will be equal to the sum of (i) the issue price (increased by any accruals of discount) and, in the event of any redemption by the Company of such original issue discount note (if applicable), multiplied by the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (ii) any unpaid interest on such original issue discount note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

    Unless otherwise specified in the applicable pricing supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an original issue discount note, the discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable original issue discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such original issue discount note and an assumption that the maturity of such original issue discount note will not be accelerated. If the period from the date of issue to the initial interest payment date for an original issue discount note is shorter than the compounding period for such original issue discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended.

    Certain original issue discount notes may not be treated as having original issue discount for federal income tax purposes, and notes other than original issue discount notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Tax Considerations."

OTHER PROVISIONS, ADDENDA

    Any provisions with respect to notes, including the determination of an interest rate basis, the specification of interest rates bases, calculation of the interest rate applicable to a floating rate note, interest payment dates or any other matter relating thereto may be modified by the terms specified under "Other Provisions" on the face of the note in an addendum relating thereto, if so specified on the face thereof and in the applicable pricing supplement.

BOOK-ENTRY, DELIVERY AND FORM

    The notes will be issued in the form of (i) one or more fully registered global securities which will be deposited with, or on behalf of DTC as the depositary, and registered in the name of Cede & Co., DTC's nominee or
(ii) certificates in definitive form (certificated notes), as specified in the applicable pricing supplement. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC ("DTC Participants"). Investors may elect to hold interests in the global securities through either DTC (in the United States) or Clearstream Banking SA ("Clearstream," formerly Cedelbank) or Morgan Guaranty Trust Company of New York, Brussels Office, or its successor, as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the names of their respective depositaries (the "U.S. Depositaries") on the books of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee, in each case as specified in the applicable pricing supplement. See "Description of Debt Securities--Book-Entry

System" in the Prospectus. Certificated notes will not be exchangeable for book-entry notes and, except under the circumstances described in the Prospectus under the caption "Description of Debt Securities--Book-Entry System," book-entry notes will not be exchangeable for certificated notes and will not otherwise be issuable as certificated notes.

    DTC has advised DLJ as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Agents. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly. Payments of principal and interest with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

    Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (together with any successor, the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

    Payments of principal and interest with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

    Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

    The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear Operator's records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

    Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

    Principal of, premium, if any, and interest, if any, on any notes payable in U.S. dollars will be payable in the manner described in this Prospectus Supplement, the transfer of the notes will be registrable, and notes will be exchangeable for notes bearing identical terms and provisions at the office of The Chase Manhattan Bank, the Company's paying agent and registrar for the Notes, currently located at 450 West 33rd Street, New York, New York 10001, any successor paying agent or registrar, or any other person or persons specified in the applicable pricing supplement; PROVIDED, that payment of interest, other than interest at maturity or upon redemption or repayment, may be made by check mailed to the address of the person entitled thereto as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date; PROVIDED, FURTHER, that book-entry notes will be exchangeable only in the manner and to the extent set forth under

"Description of Debt Securities--Book-Entry System" in the accompanying Prospectus. Notwithstanding the foregoing, (i) a depositary, as holder of book-entry notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (ii) a holder of $5,000,000 (or, if the notes are denominated in a specified currency other than U.S. dollars, the equivalent thereof in such specified currency) or more in aggregate principal amount of certificated notes having identical terms and provisions shall be entitled to receive payments of interest, other than interest due at maturity or upon redemption or repayment, if any, by wire transfer of immediately available funds into an account maintained by the holder, if appropriate wire transfer instructions have been received by the paying agent not less than ten days prior to the applicable interest payment date. Certain additional payment provisions with respect to foreign currency notes are described under "Special Provisions Relating to Foreign Currency Notes" below.

    The principal and interest payable in U.S. dollars on a certificated note at maturity or upon redemption or repayment will be paid by wire transfer of immediately available funds against presentation of such certificated note at the office of the paying agent, unless otherwise provided in the applicable pricing supplement.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

    Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

    Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

GOVERNING LAW

    The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

    Unless otherwise specified in the applicable pricing supplement, the following additional provisions shall apply to foreign currency notes.

PAYMENT CURRENCY

    Unless otherwise indicated in the applicable pricing supplement, purchasers are required to pay for foreign currency notes in the specified currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies. Therefore, unless otherwise indicated in the applicable pricing supplement, the exchange rate agent appointed by DLJ and identified in the applicable pricing supplement will arrange for the conversion of U.S. dollars into the specified currency on behalf of any purchaser of a foreign currency note to enable a prospective purchaser to deliver the specified currency in payment for a foreign currency note. The exchange rate agent must receive a request for any conversion on or prior to the third business day preceding the date of delivery of the foreign currency note. All costs of currency exchange will be borne by the purchaser.

    Unless otherwise specified on the applicable pricing supplement or unless the holder of a foreign currency note elects to receive payments in the specified currency, payments made by DLJ of principal of, premium, if any, and interest, if any, on a foreign currency note will be made in U.S. dollars. The U.S. dollar amount to be received by a holder will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the exchange rate agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to the holders of notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If these bid quotations are not available, payments to holders will be made in the specified currency.

    Unless otherwise specified in the applicable pricing supplement, a holder of a foreign currency note may elect to receive payment in the specified currency for all payments and need not file a separate election for each payment, and such election shall remain in effect until revoked by written notice to the paying agent at its corporate trust office in The City of New York received on a date prior to the record date for the relevant interest payment date or at least 10 calendar days prior to the maturity date (or any redemption date or repayment date), as the case may be; PROVIDED, that such election is irrevocable as to the next succeeding payment to which it relates; if such election is made as to full payment on a note, the election may thereafter be revoked so long as the paying agent is notified of the revocation within the time period set forth above.

    Banks in the United States offer non-U.S. dollar denominated checking or savings account facilities in the United States only on a limited basis. Accordingly, unless otherwise indicated in the applicable pricing supplement, payments of principal of, premium, if any, and interest, if any, on, foreign currency notes to be made in a specified currency other than U.S. dollars will be made to an account at a bank outside the United States, unless alternative arrangements are made.

    Except as set forth below with respect to notes denominated or payable in currencies of European Community member states participating in the third stage of European monetary union, if a specified currency (other than the U.S. dollar) in which a note is denominated or payable: (i) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (ii) is a currency unit and such currency unit ceases to be used for the purposes for which it was established, or (iii) is not available to DLJ for making payments due to the imposition of exchange controls or other circumstances beyond the control of DLJ, in each such case as determined in good faith by DLJ, then with respect to each date for the payment of principal of and interest, if any, on a note denominated or payable in such specified currency occurring after the last date on which such specified currency was so used (the "Conversion Date"), the U.S. dollar or such foreign currency or currency unit as may be specified by DLJ (the "substitute currency") shall become the currency of payment for use on each such payment date (but such specified currency shall, at DLJ's election, resume being the currency of payment on the first such payment date preceded by 15 business days during which the circumstances which gave rise to the change of currency no longer prevail, in each case as determined in good faith by DLJ). The substitute currency amount to be paid by DLJ to the trustee and by the trustee or any paying agent to the holder of a note with respect to such payment date shall be the currency equivalent or currency unit equivalent (each as defined below) of the specified currency as determined by the exchange rate agent (which determination shall be delivered in writing to the trustee not later than the fifth business day prior to the applicable payment date) as of the conversion date or, if later, the date most recently preceding the payment date in question on which such determination is possible of performance, but not more than 15 days before such payment date (such conversion date or date preceding a payment date as aforesaid being called the "valuation date"). Any payment in a substitute currency under the circumstances described above will not constitute an event of default under the indenture or the notes.

    The "currency equivalent" shall be determined by the exchange rate agent as of each valuation date and shall be obtained by converting the specified currency (unless the specified currency is a currency unit) into the substitute currency at the market exchange rate (as defined below) on the valuation date.

    The "currency unit equivalent" shall be determined by the exchange rate agent as of each valuation date and shall be the sum obtained by adding together the results obtained by converting the specified amount of each initial component currency into the substitute currency at the market exchange rate on the valuation date for such component currency.

    The following terms have the following meanings:

        (a) "component currency" means any currency which, on the conversion date, was a component currency of the relevant currency unit;

        (b) "market exchange rate" means, as of any date, for any currency or currency unit the noon U.S. dollar buying rate for that currency or currency unit, as the case may be, for cable transfers quoted in New York City on such date as certified for customs purposes by the Federal Reserve Bank of New York. If such rates are not available for any reason with respect to one or more currencies or currency units for which an exchange rate is required, the exchange rate agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in New York City or in the country of issue of the currency or currency unit in question, or such other quotations as the exchange rate agent shall deem appropriate. Unless otherwise specified by the exchange rate agent if there is more than one market for dealing in any currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such currency or currency unit will be that upon which a nonresident issuer of securities designated in such currency or currency unit would, as determined in its sole discretion and without liability on the part of the exchange rate agent, purchase such currency or currency unit in order to make payments in respect of such securities;

        (c) "specified amount" of a component currency means the number of units (including decimals) which such component currency represented in the relevant currency unit, on the conversion date or the valuation date or the last date the currency unit was so used, whichever is later. If after such date the official unit of any component currency is altered by way of combination or subdivision, the specified amount of such component currency shall be divided or multiplied in the same proportion. If after such date two or more component currencies are consolidated into a single currency, the respective specified amounts of such component currencies shall be replaced by an amount in such single currency equal to the sum of the respective specified amounts of such consolidated component currencies expressed in such single currency, and such amount shall thereafter be a specified amount and such single currency shall thereafter be a component currency. If after such date any component currency shall be divided into two or more currencies, the specified amount of such component currency shall be replaced by specified amounts of such two or more currencies, the sum of which, at the market exchange rate of such two or more currencies on the date of such replacement, shall be equal to the specified amount of such former component currency and such amounts shall thereafter be specified amounts and such currencies shall thereafter be component currencies.

    All determinations referred to above made by DLJ or its agents shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of notes.

    Specific information about the currency, currency unit or composite currency in which a particular foreign currency note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable pricing supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

    NOTES DENOMINATED IN THE CURRENCIES OF EC MEMBER COUNTRIES

    If one or more of the Danish krone, Greek drachma, Pound sterling or Swedish krona is replaced by the euro, then all payments in respect of Notes denominated in such currencies shall be effected in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, applicable law and such payment will not constitute an event of default under the indenture or the notes.

MINIMUM DENOMINATIONS, RESTRICTIONS ON MATURITIES, REPAYMENT AND REDEMPTION

    Notes denominated in specified currencies other than U.S. dollars will have the minimum denominations and will be subject to the restrictions on maturities, repayment and redemption that are set forth in the applicable pricing supplement. Any other restrictions applicable to notes denominated in specified currencies other than U.S. dollars, including restrictions related to the distribution of such notes, will be set forth in the related pricing supplement.

                             FOREIGN CURRENCY RISKS

    This Prospectus Supplement and any applicable Pricing Supplement do not describe all of the possible risks of an investment in notes whose payment will be made in, or affected by the value of, a foreign currency or a composite currency. You should not invest in those notes if you are not knowledgeable about foreign currency and indexed transactions. You should consult your own financial and legal advisors about such risks as such risks may change from time to time.

    We are providing the following information for the benefit of U.S. residents. If you are not a U.S. resident, you should consult your own financial and legal advisors before investing in any Notes.

EXCHANGE RATES AND EXCHANGE CONTROLS

    A note denominated in, or affected by the value of, a currency other than U.S. dollars has additional risks that don't exist for U.S. dollar denominated notes. The most important risks are (i) possible changes in exchange rates between the U.S. dollar and the other currency after the issuance of the note and (ii) imposition or modification of foreign exchange controls by either the U.S. government or foreign governments. Such risks generally depend on economic and political events over which we have no control.

    Exchange rates have fluctuated greatly in recent years and are likely to continue to fluctuate. These fluctuations are caused by economic forces as well as political factors. However, you cannot predict future fluctuations based on past exchange rates. If the foreign currency decreases in value relative to the U.S. dollar, the yield on a foreign currency note or currency-linked indexed note for a U.S. investor will be less than the coupon rate and you may lose money at maturity or if you sell the note. In addition, you may lose all or most of your investment in a currency-linked indexed note as a result of changes in exchange rates.

    Governments often impose exchange controls which can affect exchange rates or the availability of the foreign currency to make payments of principal and interest on the notes. If the specified foreign currency is not available, we will make the required payments in U.S. dollars on the basis of the market exchange rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the market exchange rate as of a recent date. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency".

FOREIGN CURRENCY JUDGMENTS

    The indenture and the notes are governed by New York State law. If you bring a lawsuit in a New York State court or in a Federal court located in New York State for payment of a foreign currency note, the court would award a judgment in the foreign currency and convert the judgment into U.S. dollars on the date of the judgment. U.S. courts located outside New York State would probably award a judgment in U.S. dollars but it is unclear what rate of exchange they would use.

                        UNITED STATES TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax considerations that may be relevant to you. The summary is based upon the advice of Davis Polk & Wardwell, our special tax counsel. This summary is based on the Internal Revenue Code of 1986, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, including regulations issued by the Internal Revenue Service now in effect, all of which may change after the date of this prospectus supplement. This summary assumes that you will acquire the notes on original issuance at the notes' issue price and will hold the notes as capital assets. It does not discuss all of the tax considerations that may be relevant to holders that may be subject to special tax rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States holders whose "functional currency" is not the U.S. dollar, persons holding notes in connection with a hedging transaction, a "straddle" transaction, conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens.

    You should consult your tax advisor about the tax consequences of holding notes, including the application of the United States federal income tax laws to your particular situation as well as any tax considerations arising under any State, local or other tax law.

    As used below, a United States holder is (for United States federal income tax purposes) (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term also includes certain former citizens and long-term residents of the United States.

    As used below a Non-U.S. holder is (for United States federal income tax purposes), (i) a nonresident alien individual, (ii) a foreign corporation,
(iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

    As used below, the term original issue discount note has the meaning described under "--Original Issue Discount Notes." Certain notes that constitute original issue discount notes for purposes of other portions of this Prospectus Supplement may not be treated as original issue discount notes for purposes of this summary, and notes other than those constituting original issue discount notes for purposes of other portions of this Prospectus Supplement may be treated as original issue discount notes for purposes of this summary. See "Description of Notes--Original Issue Discount Notes" above.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

    Interest paid on a note will generally be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the United States holder's method of accounting for federal income tax purposes. All payments of interest on a note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the note and will be taxed in the manner described below under "--Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to original issue discount notes (including certain floating rate notes and indexed notes), foreign currency notes, notes (other than foreign currency notes) the principal of which or the interest on which (or both) is determined using a formula based on the exchange rate of one or more foreign currencies, currency units or composite currencies ("currency indexed notes"), and dual currency notes are described under "--Original Issue Discount Notes," "--Foreign Currency Notes" and "--Currency Indexed Notes and Dual Currency Notes" below.

  ORIGINAL ISSUE DISCOUNT NOTES

    For purposes of the summary under "United States Tax Considerations," a note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "original issue discount note"). The "issue price" of a note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. The stated redemption price at maturity of a note will equal the sum of all payments required under the note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than our debt instruments) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest. In addition, interest unconditionally payable at least annually with respect to floating rate notes may in certain circumstances be treated as qualified stated interest. Ordinarily, interest payable at least annually at a single interest rate basis that can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, such as the CD rate, Commercial Paper rate, Federal Funds rate, LIBOR, Prime rate, and the Treasury rate, plus or minus a fixed spread (or a fixed rate minus one of the above interest rate bases) will generally be treated as qualified stated interest. However, special tax considerations (including possible original issue discount and contingent debt treatment (see below)) may arise with respect to floating rate notes providing for (i) interest not unconditionally payable at least annually, (ii) interest payable at more than one interest rate basis,
(iii) interest payable at a fixed rate followed or preceded by interest payable at an interest rate basis or bases, (iv) a spread multiplier, (v) a cap, floor, governor or similar restriction that is not fixed throughout the term of the note, or (vi) an interest rate, the average value of which during the first half of the note's term is reasonably expected to be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term. Purchasers of floating rate notes should consult their tax advisors since the tax consequences will depend, in part, on the particular terms of the purchased note.

    Prospective holders of indexed notes or floating rate notes providing for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement and should consult their tax advisers regarding the federal income tax consequences of ownership and disposition of those notes.

    If the difference between a note's stated redemption price at maturity and its issue price is less than a DE MINIMIS amount, I.E., 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the note will not be considered to have original issue discount. Holders of notes with a DE MINIMIS amount of original issue discount will generally include such original issue discount in income, as capital gain, on a PRO RATA basis as principal payments are made on the note.

    A United States holder of original issue discount notes will be required to include any qualified stated interest payments in income in accordance with the United States holder's method of accounting for federal income tax purposes. United States holders of original issue discount notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to the original issue discount.

    A note that matures one year or less from its date of issuance will be treated as a "short-term original issue discount note." In general, a cash method United States holder of a short-term original issue discount note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. United States holders who make such an election, United States holders who report income for federal income tax purposes on the accrual method and certain other United States holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term original issue discount notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term original issue discount note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, the United States holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term original issue discount notes in an amount not exceeding the deferred interest income, until the deferred interest income is recognized.

    Under the OID Regulations, a United States holder may make an election (the "constant yield election") to include in gross income all interest that accrues on a note (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, and unstated interest, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest.

    Original issue discount notes that are redeemable by us or repayable at the option of the United States holder prior to maturity may be subject to rules that differ from the general rules discussed above. Purchasers of original issue discount notes that are redeemable or repayable prior to maturity should carefully examine the applicable Pricing Supplement and should consult their tax advisors since the tax consequences will depend, in part, on the particular terms and the particular features of the purchased note.

    The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of note is issued as part of the same issuance of securities to a single holder, some or all of the notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, we do not expect to treat any of the notes as being subject to the aggregation rules for purposes of computing original issue discount.

  SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to qualified stated interest accrued between interest payment dates and not previously included in income, which will be includible in income as interest in accordance with the U.S. Holder's method of accounting. A United States holder's adjusted tax basis in a note will equal the cost of the note to the United States holder, increased by the amounts of any original issue discount previously includible in income by the United States holder with respect to the note and reduced by any amortizable bond premium used to offset qualified stated interest and certain bond premium allowed as a deduction and any principal payments received by the United States holder and, in the case of an original issue discount note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

    Subject to the discussion under "--Foreign Currency-Denominated Notes" below, gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss (except, in the case of a short-term original issue discount note, to the extent of any original issue discount not previously included in the United States holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. See "--Original Issue Discount Notes" above. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  FOREIGN CURRENCY NOTES

    A United States holder who uses the cash method of accounting and who receives a payment of interest in a foreign currency with respect to a foreign currency note (other than an original issue discount note on which original issue discount is accrued on a current basis (except to the extent of any qualified stated interest)) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States holder's tax basis in the foreign currency. A cash method United States holder who receives such a payment in U.S. dollars pursuant to an option available under such a foreign currency note will be required to include the amount of the payment in income upon receipt.

    To the extent the above paragraph is not applicable, a United States holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount) that is required to be accrued with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a United States holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. Original issue discount on a foreign currency note is to be determined in the relevant foreign currency.

    A United States holder's tax basis in a foreign currency note, and the amount of any subsequent adjustment to the United States holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between the United States holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

    Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the note, and any payment with respect to accrued interest (including original issue discount), determined on the date such payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the United States holder acquired the note, and the U.S. dollar value of the accrued interest received, determined as described above. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States holder on the sale, exchange or retirement of the foreign currency note. The source of the foreign currency gain or loss will be determined by reference to the residence of the United States holder or the "qualified business unit" of the United States holder on whose books the note is properly reflected. Any gain or loss realized by the a United States holder in excess of such foreign currency gain or loss will be capital gain or loss (except, in the case of a short-term original issue discount note, to the extent of any original issue discount not previously included in the United States holder's income).

    A United States holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange or retirement. Treasury regulations provide a special rule for purchases and sales of publicly traded foreign currency notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded foreign currency notes provided the election is applied consistently. The election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

  CURRENCY INDEXED NOTES AND DUAL CURRENCY NOTES

    The federal income tax considerations associated with an investment in indexed notes and dual currency notes will be set forth in the applicable Pricing Supplement with respect to the notes.

  EXTENSION OF MATURITY AND RESET OF INTEREST RATE

    While it is not free from doubt, under Treasury regulations promulgated by the Internal Revenue Service the reset of the interest rate on, or the extension of the maturity of, a Note pursuant to its original terms generally should not be viewed as a taxable exchange. United States holders should consult with their own tax advisors as to the federal income tax consequences of such a reset or extension.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

    Certain noncorporate United States holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a note. Backup withholding will apply only if the United States holder
(i) fails to furnish its taxpayer identification number which, for an individual, would be his Social Security number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining the exemption if applicable.

    The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against such United States holder's United States federal income tax liability and may entitle such United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning indexed notes and backup withholding:

        (a) payments of principal, interest (including original issue discount, if any) and premium on the notes by us or any paying agent to any Non-U.S. holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) the Non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in
    Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

        (b) a Non-U.S. holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless (i) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) the individual has a "tax home" in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States or (ii) such gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States.

        (c) a note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of the individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, payments with respect to such note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

    The rules described in subparagraphs (a) and (c) above will not apply to contingent interest if the amount of such interest is contingent interest described in Section 871(h)(4) of the Code (generally, interest determined with reference to the profitability or similar indicia of our financial performance or the financial performance of a related person).

    The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files such Form W-8 with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the Form W-8 from the Non-U.S. holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the Internal Revenue Service, for interest (including original issue discount) and disposition proceeds paid with respect to a note after December 31, 2000, the foreign partnership will be required (and may be permitted earlier), in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

    If a Non-U.S. holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States holder. See "--Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such Non-U.S. holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form 4224 (or, by January 1, 2001, a Form W-8) to claim an exemption from withholding tax. In addition, if such Non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a note will be included in the effectively connected earnings and profits of such Non-U.S. holder if such interest or gain, as the case may be, is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States.

    Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain noncorporate United States persons. Under current Treasury regulations, backup withholding will not apply to payments made by us or our paying agent on a note if the certifications required by Sections 871(h) and 881(c) are received and we or our paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    Non-U.S. holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against such Non-U.S. holder's United States federal income tax liability and may entitle such Non-U.S. holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

    THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE UNITED STATES HOLDERS AND NON-U.S. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                              PLAN OF DISTRIBUTION

    Under the terms of the distribution agreement dated as of March [ ], 2000, the notes are being offered on a continuing basis by DLJ through Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and Donaldson, Lufkin & Jenrette International ("DLJ International," each of DLJSC and DLJ International an "Agent" and, together with any additional agents appointed from time to time, the "Agents"), each of which has agreed to use its reasonable efforts to solicit purchases of the notes]. Except as otherwise agreed by DLJ and an Agent with respect to a particular note, DLJ will pay each Agent a commission ranging from 0.125% to 0.875% of the principal amount of each note, depending on its maturity, sold through that Agent. DLJ will have the sole right to accept offers to purchase notes and may reject any offer in whole or in part. Each Agent shall have the right, in its sole discretion, to reject any offer to purchase Notes received by it, in whole or in part, that it reasonably considers to be unacceptable.

    DLJ also may sell notes to any Agent, acting as principal, at a discount or concession to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at a fixed offering price or at varying prices related to prevailing market prices at the time of such resale or otherwise, as determined by that Agent and specified in the applicable Pricing Supplement. The Agents may offer the notes they have purchased as principal to other dealers. The Agents may sell notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, the discount allowed to any dealer will not be in excess of the discount to be received by that Agent from DLJ. Unless otherwise indicated in the applicable Pricing Supplement, any note sold to an Agent as principal will be purchased by that Agent at a price equal to 100% of the principal amount less a percentage equal to the commission applicable to any agency sale of a note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions as described above. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price, concession and discount may be changed.

    DLJ may also sell notes directly to investors (other than broker-dealers) in those jurisdictions in which DLJ is permitted to do so. We will not pay any commission on any notes we sell directly.

    We may appoint, from time to time, one or more additional agents with respect to particular notes or with respect to the notes in general, acting either as agent or principal, on substantially the same terms as those applicable to sales of notes to or through DLJSC and DLJ International pursuant to the distribution agreement.

    DLJ reserves the right to withdraw, cancel or modify the offer made hereby without notice.

    Each purchaser of a note will arrange for payment as instructed by the applicable Agent. The Agents are required to deliver the proceeds of the notes to DLJ in immediately available funds, to a bank designated by us in accordance with the terms of the distribution agreement, on the date of settlement.

    An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the Agents for certain expenses.

    DLJ does not intend to apply for the listing of the notes on a national securities exchange in the United States, but has been advised by DLJSC that DLJSC intends to make a market in the notes, as permitted by applicable laws and regulation. DLJSC is not obligated to do so, however, and may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes.

    This Prospectus Supplement, together with the Prospectus, may also be used by DLJSC in connection with offers and sales of notes related to market-making transactions by and through DLJSC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. DLJSC may act as principal or agent in such transactions.

    In connection with the sale of the notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Agents may over-allot an offering, creating a short position. In addition, the Agents may bid for, and purchase, notes in the open market to cover short positions and may make such bids and purchases to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. No representation is made that the Agents will engage in such activities, or that such activities, once commenced, will not be discontinued without notice.

    If DLJSC, our wholly owned subsidiary, participates in the distribution of notes, the offering of the notes will be conducted in accordance with
Section 2720 of the NASD Conduct Rules.

    No action has been or will be taken by DLJ or the Agents that would permit a public offering of the notes or possession or distribution of this Prospectus Supplement in any jurisdiction other than the United States.

    Each Agent has represented and agreed that (a) it has not offered or sold, and prior to the date six months after the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

    Concurrently with the offering of the notes through the Agents as described in this Prospectus Supplement, DLJ may issue other securities from time to time as described in the accompanying Prospectus. Other securities so issued may reduce correspondingly the maximum aggregate principal amount of notes that may be offered by this Prospectus Supplement and the accompanying Prospectus. See "Description of Notes."

    Certain Agents and their affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with DLJ and its affiliates in the ordinary course of business.

PROSPECTUS

MARCH 6, 2000

                                 $3,134,800,000
                       DONALDSON, LUFKIN & JENRETTE, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                    WARRANTS

                               ------------------

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

    Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
   NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER
         ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                          DONALDSON, LUFKIN & JENRETTE

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,134,800,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

    - our Annual Report on Form 10-K for the year ended December 31, 1998

    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and

    - our Current Reports on Form 8-K filed on January 12, 1999, January 25, 1999, March 16, 1999, March 18, 1999, April 22, 1999, April 23, 1999,
      July 23, 1999, October 14, 1999 and January 21, 2000.

    You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

                           Donaldson Lufkin & Jenrette, Inc.
                           277 Park Avenue
                           New York, New York 10172
                           Attention: Corporate Secretary
                           Tel: (212) 892-3000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

    We have filed or incorporated by reference exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

                                USE OF PROCEEDS

    Unless we tell you otherwise in a prospectus supplement, we will use the proceeds from the sale of these securities for general corporate purposes, including refinancing existing indebtedness. We may also invest the proceeds temporarily in short-term securities.

                               RATIOS OF EARNINGS
                   TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth DLJ's ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                     YEARS ENDED DECEMBER 31,                 NINE MONTHS ENDED
                                                       ----------------------------------------------------     SEPTEMBER 30,
                                                         1994       1995       1996       1997       1998           1999
                                                       --------   --------   --------   --------   --------   -----------------
Ratio of earnings to fixed charges...................    1.10       1.11       1.16       1.16       1.13            1.19
Ratio of earnings to combined fixed charges and
  preferred stock dividends..........................    1.09       1.10       1.16       1.16       1.13            1.18

    For the purpose of calculating the above ratios:

    - earnings consist of income before provision for income taxes and fixed charges and

    - fixed charges consist of interest expense and one-third of rental expense which we deem representative of an interest factor.

                       DONALDSON, LUFKIN & JENRETTE, INC.

    DLJ is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients both domestically and internationally. DLJ is a holding company which conducts its business through various subsidiaries including its principal broker-dealer subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation. DLJ's business includes securities underwriting, sales and trading, merchant banking, financial advisory services, investment research, correspondent brokerage services and asset management.

    Founded in 1959, DLJ initially focused on providing in-depth investment research to institutional investors. In 1970, DLJ became the first member firm of the New York Stock Exchange to be owned publicly. Fifteen years later, Equitable Life Assurance Society of the United States purchased DLJ. Until our initial public offering in October 1995, we were an independently operated indirect wholly-owned subsidiary of AXA Financial Inc. ("AXF," formerly The Equitable Companies Incorporated). At December 31, 1999, AXF owned 70.3% of our outstanding common stock. AXF is a diversified financial services organization and one of the world's largest investment management organizations. AXA, a French holding company for an international group of insurance and related financial services companies, is AXF's largest stockholder, beneficially owning, at December 31, 1999, approximately 58.0% of AXF's outstanding common stock. In addition, at December 31, 1999, AXA directly owned an additional 1.5% of our outstanding common stock.

    We currently employ approximately 10,200 people worldwide and maintain offices in 13 cities in the United States and 16 cities in Europe, Latin America and Asia.

    Our principal executive offices are located at 277 Park Avenue, New York, NY 10172 and our telephone number is (212) 892-3000.

    All references to "we," "us" or "DLJ" in this prospectus are to Donaldson, Lufkin & Jenrette, Inc.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue either senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture between us and The Chase Manhattan Bank, as Trustee. In the following discussion, we sometimes refer to the two indentures as the "indentures".

    This prospectus briefly outlines the provisions of the indentures. The indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination and negative pledge provisions described below.

    DLJ is a holding company and depends upon the earnings and cash flow of its subsidiaries to meet its obligations under the debt securities. Since the creditors of any of DLJ's subsidiaries would generally have a right to receive payment that is superior to DLJ's right to receive payment from the assets of that subsidiary, holders of DLJ's debt securities will be effectively subordinated to creditors of DLJ's subsidiaries. In addition, the Securities Exchange Act and the New York Stock Exchange impose net capital requirements on some of our subsidiaries which limit their ability to pay dividends and make loans and advances to DLJ.

    In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

ISSUANCES IN SERIES

    The indentures do not limit the amount of debt we may issue. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. The debt securities will not be secured by any of DLJ's property or assets.

    The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

    - whether the debt securities are senior or subordinated

    - the total principal amount of the debt securities

    - the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement

    - the date or dates on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date

    - the manner in which we will calculate payments of principal, premium or interest and whether any payment will be fixed or based on an index or formula or the value of another security, commodity or other asset

    - the interest payment dates

    - optional or mandatory redemption terms

    - authorized denominations, if other than $1,000 and integral multiples of $1,000

    - the terms on which holders of the debt securities may convert or exchange these securities into or for securities of DLJ or another entity and any specific terms relating to the conversion or exchange feature

    - the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars

    - whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders

    - information describing any book-entry features

    - whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts

    - the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for any series

    - any other terms consistent with the above

PAYMENT AND TRANSFER

    We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of DLJ. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

    Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

    Neither DLJ nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

BOOK ENTRY SYSTEM

    We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the prospectus supplement, The Depository Trust Company, New York, New York will be the depositary if we use a depositary.

    DTC has advised us as follows:

    - DTC is

       - a limited purpose trust company organized under the laws of the State of New York

       - a "banking organization" within the meaning of the New York banking law

       - a member of the Federal Reserve System

       - a "clearing corporation" within the meaning of the New York Uniform Commercial Code

       - a "clearing agency" registered pursuant to the provisions of
         Section 17A of the Exchange Act.

    - DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates

    - DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own DTC.

    - Access to DTC's book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

    So long as the depositary or its nominee is the registered owner of a global security, DLJ and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. DLJ understands that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

    DLJ will make all payments of principal, premium and interest on the debt securities to the depositary. DLJ expects that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither DLJ nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers and you will have to rely on the procedures of the depositary and its participants.

    Global securities are generally not transferrable. DLJ will issue physical certificates to beneficial owners of a global security if:

    - the depositary notifies DLJ that it is unwilling or unable to continue as depositary and DLJ does not appoint a successor within 90 days

    - the depositary ceases to be a clearing agency registered under the Exchange Act and DLJ does not appoint a successor within 90 days

    - DLJ decides in its sole discretion that it does not want to have the debt securities of that series represented by global securities

SUBORDINATION

    When we use the term "designated senior indebtedness" we mean any senior indebtedness which we specifically designated as "designated senior indebtedness" in the instrument or agreement under which that senior indebtedness was issued and which has an outstanding balance greater than $50 million.

    When we use the term "senior indebtedness" we mean

    - any money we have borrowed (other than money we owe to any of our subsidiaries)

    - any money borrowed by someone else where we have assumed or guaranteed their obligations, directly or indirectly

    - any letters of credit and acceptances made by banks on our behalf

    - indebtedness that we have incurred or assumed in connection with the acquisition of any property

    The subordinated indenture provides that DLJ cannot:

    - make any payments of principal, premium or interest on the subordinated debt securities

    - acquire any subordinated debt securities or

    - defease any subordinated debt securities

    if

    - any designated senior indebtedness or other senior indebtedness in an aggregate principal amount of more than $10.0 million has become due either on maturity or as a result of acceleration or otherwise and the principal, premium and interest on that designated senior indebtedness or other senior indebtedness has not yet been paid in full by DLJ or

    - DLJ has defaulted in the payment of any principal, premium or interest on any designated senior indebtedness or other senior indebtedness in an aggregate principal amount of more than $10.0 million at the time the payment was due, unless and until the payment default is cured by DLJ or waived by the holders of the designated senior indebtedness or other senior indebtedness.

    In addition, if there is a default on any senior indebtedness other than a default by DLJ in the payment of principal, premium or interest and that default would allow the holders of the senior indebtedness to accelerate the senior indebtedness so that it would become immediately due and payable at that time or in the future, then we may not be allowed to make any payments of principal, premium or interest on the subordinated debt securities. This will happen automatically if the default on the senior indebtedness is due to the acceleration of any of the subordinated debt securities issued under the subordinated indenture, otherwise in order for this to happen

    - the holders of a majority in principal amount of the designated senior indebtedness have to notify us or the trustee for the subordinated debt securities that the default has occurred or

    - the holders of a majority in principal amount of all the senior indebtedness (if there is no designated senior indebtedness outstanding) have to so notify us or the trustee

    However, if the senior indebtedness is not accelerated within 180 days after notice was given, then we will have to pay the holders of the subordinated debt securities all of the money that they would have been paid during the 180 day payment blockage period and resume making regular payments on the subordinated debt securities. Only one payment blockage period can commence in any 360 day period, even if we or the trustee receive more than one notice. A default that existed upon the commencement of one payment blockage period cannot be the reason for starting a second payment blockage period unless we cured (or the holders of the senior indebtedness waived) the original default for a period of at least 90 days.

    If we make any payment to the trustee or the holders of the subordinated debt securities when we weren't supposed to make the payment because of a payment blockage period, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

    If DLJ is liquidated, the holders of the senior indebtedness will be entitled to receive payment in full for principal, premium and interest on the senior indebtedness before the holders of subordinated debt securities receive any assets of DLJ. As a result, holders of subordinated debt securities may receive a smaller proportion of DLJ's assets in bankruptcy or liquidation than holders of senior indebtedness.

    Even if the subordination provisions prevent DLJ from making any payment when due on the subordinated debt securities, DLJ will be in default on its obligations under the subordinated indenture if it does not make the payment when due. This means that the trustee and the holders of subordinated debt securities can take action against DLJ, but they won't receive any money until the claims of the senior indebtedness have been fully satisfied.

    The subordinated indenture allows the holders of senior indebtedness to obtain specific performance of the subordination provisions from DLJ or any holder of subordinated debt securities.

NEGATIVE PLEDGE

    DLJ has agreed in the senior indenture for the benefit of the holders of the senior debt securities that DLJ and any successor to DLJ will not create, assume, incur or guarantee any indebtedness which is secured by any pledge, lien or other encumbrance (except as permitted below) on the voting stock of Donaldson, Lufkin & Jenrette Securities Corporation (or any successor to all or substantially all of its business) unless we secure the senior debt securities to the same extent as that indebtedness. Any subsidiary of ours in which we have an interest, directly or indirectly, of more than 50% is also prohibited from pledging any voting stock of DLJSC. However, the senior indenture permits liens on the voting stock of DLJSC (or any successor to all or substantially all of its business) without securing the senior debt securities if the liens arise because of

    - claims against DLJ for taxes or other governmental charges that we are contesting in good faith or which are for less than $2 million

    - legal proceedings which we are contesting in good faith or which involve claims against us for less than $2 million

    - deposits to secure (or in place of any) surety, appeals or customs bonds or

    - any other reason if DLJ's board of directors determines that the lien will not materially detract from or interfere with the present value or control by DLJ of the voting stock subject to the lien

CONSOLIDATION, MERGER OR SALE

    We have agreed not to consolidate with or merge into any other person or convey or transfer substantially all of our properties and assets to any person, unless

    - we are the continuing person or

    - the successor is a corporation organized under the laws of the United States or any U.S. jurisdiction and that successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

    In either case, we will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the applicable indenture and an opinion of counsel stating that the merger and the supplemental indenture comply with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation. (SECTION 5.01)

MODIFICATION OF THE INDENTURE

    In general, our rights and obligations and the rights of the holders under the indenture may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, we cannot

    - make any adverse change to any payment term of a debt security such as

       - extending the maturity date

       - extending the date on which we have to pay interest or make a sinking fund payment

       - reducing the interest rate

       - reducing the amount of principal we have to repay

       - changing the currency in which we have to make any payment of principal, premium or interest

       - modifying any redemption or repurchase right to the detriment of the holder

       - modifying any right to convert or exchange the debt securities for another security to the detriment of the holder

       - impairing any right of a holder to bring suit for payment

    - reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default

    - waive any payment default

    - make any change to Section 9.02 of either indenture

    However, if DLJ and the trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

EVENTS OF DEFAULT

    When we use the term "event of default" in the indenture, here are some examples of what we mean.

    Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs if:

    - we fail to pay the principal or any premium on any debt security of that series when due

    - we fail to pay interest when due on any debt security of that series for 30 days

    - we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the Trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series

    - a creditor commences involuntary bankruptcy, insolvency or similar proceedings against DLJ or Donaldson, Lufkin & Jenrette Securities Corporation and we are unable to obtain a stay or a dismissal of that proceeding within 60 days

    - we or DLJSC voluntarily seek relief under bankruptcy, insolvency or similar laws or a court enters an order for relief against DLJ or DLJSC under these laws

    - an event of default occurs under any of DLJ's indentures or debt agreements under which we owe more than $25 million and the amount that we owe is accelerated if that acceleration is not rescinded within 10 days after we get notice from the trustee or 25% in principal amount of the outstanding debt securities under the indenture

    - we default on any payment at maturity (after taking into account any grace period) on any of our outstanding debt of more than $25 million and that default continues for more than 10 days after we get notice from the trustee or the holders of 25% in principal amount of the outstanding debt securities under the indenture.

    The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

    The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time. (SECTION 7.05)

    If an event of default occurs and continues, the Trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately (or "accelerate"):

    - the entire principal of the debt securities of such series or

    - if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (SECTION 6.02)

    If the event of default occurs because we defaulted in a payment of principal or interest on the debt securities, then the Trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because we failed to perform any other covenant in the Indenture or any covenant that we agreed to for the benefit of one or more series of debt securities, then the Trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because we become involved in bankruptcy proceedings then all of the debt securities under the indenture will be accelerated automatically. If the event of default occurs because we defaulted on some of our other indebtedness or because that indebtedness becomes accelerated as described above, then the Trustee or the holders of at least 25% of the aggregate principal amount of the debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. Therefore, except in the case of a default by us on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

    The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities. (SECTION 6.04)

    Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (SECTION 7.02) If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (SECTION 6.05)

    We are not required to provide the Trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

DEFEASANCE

    When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

    - we will be discharged from our obligations with respect to the debt securities of such series or

    - we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture, and the Events of Default relating to failures to comply with covenants will no longer apply to us.

    If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

    We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver a ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

GOVERNING LAW

    The laws of the State of New York will govern the indentures and the debt securities.

                         DESCRIPTION OF PREFERRED STOCK

    DLJ's authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.10 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

    As of December 31, 1999, DLJ had 126,014,091 shares of common stock, 4,000,000 shares of Series A Fixed Adjustable Rate Preferred Stock and 3,500,000 shares of Series B Fixed Adjustable Rate Preferred Stock outstanding. In addition to the summary description of our capital stock below, you should refer to DLJ's Certificate of Incorporation and Bylaws for provisions which may be important to you. We have filed copies of our Certificate of Incorporation and Bylaws with the SEC.

PREFERRED STOCK

    DLJ's board of directors have the authority to issue the preferred stock in one or more series and to fix the terms of any series without any further vote or action by the holders of DLJ's Common Stock. In addition, we do not need the approval of the holders of the Series A or Series B preferred stock to issue any preferred stock that ranks equal or junior to the Series A and Series B preferred stock.

    We will describe the terms of any series of preferred stock that we issue in a prospectus supplement. These terms may include:

    - the number of shares, purchase price and ranking in comparison to other series of preferred stock that DLJ has issued

    - the liquidation preference payable on each share in the event of DLJ's voluntary or involuntary liquidation, dissolution or winding up

    - the dividend rate, if any, which may be determined through a formula that we will describe in the prospectus supplement for that preferred stock

    - the dividend payment dates

    - the date or dates, if any, on which DLJ can redeem the shares (and whether DLJ has agreed to set aside any money for the redemption of the shares) and the date or dates, if any, on which a holder can ask DLJ for repayment

    - the redemption or repayment price, which may be determined through a formula that we will describe in the prospectus supplement for that preferred stock

    - any voting rights

    - whether the preferred stock has any preemptive rights, which means a first right to buy any new issuances of any of our securities

    - the currency, if other than U.S. dollars, in which we will pay dividends or any redemption or repayment price

    - whether the preferred stock is exchangeable or convertible into other securities (including securities of an issuer other than DLJ or DLJ's affiliates)

    - the transfer agent and registrar for the preferred stock

    - any other terms

    All of DLJ's preferred stock will be fully paid and non-assessable when issued, which means that the holders have paid their purchase price in full and that DLJ does not have the right to ask them to pay any more money. DLJ will pay dividends on all shares of its preferred stock before it pays dividends on its Common Stock. In addition, if DLJ is liquidated, DLJ will be required to pay the liquidation preference on all of its shares of preferred stock before holders of its Common Stock would be entitled to any of DLJ's assets. Unless we state otherwise in a prospectus supplement, DLJ will not be permitted to pay dividends or liquidation preference on any series of preferred stock in preference to payments on any other series of preferred stock.

    SERIES A AND SERIES B FIXED ADJUSTABLE RATE PREFERRED STOCK

    - We have issued 4,000,000 shares of Series A preferred stock and 3,500,000 shares of Series B preferred stock.

    - LIQUIDATION PREFERENCE: Both series of preferred stock have liquidation preferences of $50 per share.

    - PREEMPTIVE RIGHTS: None.

    - CONVERSION OR EXCHANGE RIGHTS: None.

    - FULLY PAID AND NON-ASSESSABLE: Our Series A and Series B preferred stock is fully paid and non-assessable.

    - SERIES A DIVIDEND RATES:

       - Through November 30, 2001, we must pay dividends to the holders of our Series A preferred stock at the annual rate of 5.94% or $2.97 per share.

       - After November 30, 2001, the dividends that we will pay to holders of the Series A preferred stock will vary, as described in the terms of the Series A preferred stock. We will calculate the annual rate that we will pay by adding 0.50% to the highest of three different interest rates. One of these rates is the United States 3 month treasury bill rate and the other two rates are based on the rates for ten year and thirty year United States treasury bonds. We define these rates as the Treasury Bill Rate, the Ten Year Constant Maturity Rate, and the Thirty Year Constant Maturity Rate, and you can find a detailed description of each of these rates in the terms of the Series A preferred stock.

       - Unless the United States government amends the Internal Revenue Code as described below under "Changes in Dividends Received Percentage," we will never pay the holders of our Series A preferred stock an annual rate of less than 6.44% or greater than 12.44% after November 30, 2001.

    - SERIES B DIVIDEND RATES:

       - Through January 15, 2003, we must pay dividends to the holders of our Series B preferred stock at the annual rate of 5.30% or $2.65 per share.

       - After January 15, 2003, we will calculate the annual rate that we will pay by adding 0.40% to the highest of the three different interest rates we described above for the Series A preferred stock.

       - Unless the United States government changes the Internal Revenue Code as described below under "Changes in Dividends Received Percentage," we will never pay the holders of our Series B preferred stock an annual rate of less than 5.70% or greater than 11.30% after January 15, 2003.

    - CHANGES IN THE DIVIDENDS RECEIVED PERCENTAGE

       - The Internal Revenue Code provides that corporations are entitled to deduct from their net income 70% of the dividend payments that they receive. Therefore, corporations are taxed on only 30% of the dividends that they receive.

       - If the United States government changes the Internal Revenue Code to reduce the percentage of dividends received that a corporation can deduct below 70%, we will have to increase the dividend that we pay to holders of the Series A preferred stock based on a formula so that the holders of the Series A preferred stock receive the same effective dividend. If the United States government reduces the percentage of dividends received that a corporation can deduct below 50%, we can redeem all of the Series A preferred stock but not just a portion.

    - VOTING RIGHTS

       - Preferred shareholders do not have the right to vote, except where required by law and in the special cases listed below.

       - If we do not pay six quarterly dividends on either the Series A or Series B preferred stock, we will increase the number of our directors by two. The holders of our Series A or Series B preferred stock (together with any other series of preferred stock ranking equally with the Series A and Series B preferred stock and entitled to the same special voting rights) will have the right to elect two directors to fill the newly created directorships.

       - At least 66 2/3% of the outstanding shares of the Series A or Series B preferred stock must approve any amendment to our certificate of incorporation which will adversely affect the powers, preferences, privileges or rights of that series.

       - At least 66 2/3% of the outstanding shares of the Series A and Series B preferred stock (voting as a single class) must approve any issuance, authorization or increase in the authorized amount of any preferred stock, or obligation or security convertible into or evidencing the right to buy preferred stock, that ranks prior to the Series A and Series B preferred stock. We need to get the same approval to reclassify any of our authorized stock into shares which rank prior to the Series A and Series B preferred stock.

       - We do not need the approval of the holders of the Series A or Series B preferred stock to take any of the actions discussed above with respect to our any stock ranking equally or junior to our preferred stock.

    - REDEMPTION

       - Prior to November 30, 2001, we may not redeem the Series A preferred stock unless the United States government reduces the percentage of dividends received that a corporation can deduct below 50%. If the United States government reduces the percentage of dividends received that a corporation can deduct below 50%, we may redeem all of the Series A preferred stock, but we may not redeem only a portion of the Series A preferred stock. The redemption price will vary between $51.50 and $50 per share, depending on the redemption date, plus accrued and unpaid dividends. On or after November 30, 2001, we may redeem any amount of Series A preferred stock by paying the holder of the shares $50 per share plus accrued and unpaid dividends.

       - Prior to January 15, 2003, we may not redeem the Series B preferred stock. On or after January 15, 2003, we may redeem any amount of Series B preferred stock by paying the holder of the shares $50 per share plus accrued and unpaid dividends.

       - In cases of merger or consolidation, we may offer to purchase the Series A or Series B preferred shares for $50 per share plus any unpaid and accrued dividends to the time set for redemption. However, we are not obligated to offer to purchase any preferred stock in the event of a merger or consolidation.

    - LISTING

       - We listed the Series A preferred stock on the New York Stock Exchange under the symbol "DLJpfA."

       - We listed the Series B preferred stock on the New York Stock Exchange under the symbol "DLJpfB."

                            DESCRIPTION OF WARRANTS

GENERAL

    We may issue warrants, including warrants to purchase debt securities, warrants to purchase preferred stock as well as other types of warrants. Warrants may be issued independently or together with any debt securities or preferred stock and may be attached to or separate from such debt securities or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between DLJ and a warrant agent. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and applicable warrant agreement will be set forth in the applicable prospectus supplement.

WARRANTS TO PURCHASE DEBT SECURITIES

    The applicable prospectus supplement will describe the following terms of the warrants to purchase debt securities in respect of which this prospectus is being delivered:

    - the title of such warrants

    - the aggregate number of such warrants

    - the price or prices at which such warrants will be issued

    - the currency or currencies (including composite currencies) in which the price of such warrants may be payable

    - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such warrants

    - the price at which and currency or currencies (including composite currencies) in which the debt securities purchasable upon exercise of such warrants may be purchased

    - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire

    - if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time

    - if applicable, the designation and terms of the debt securities or preferred stock with which such warrants are issued and the number of such warrants issued with each such debt security or share of preferred stock

    - if applicable, the date on and after which such warrants and the related debt securities or preferred stock will be separately transferable

    - information with respect to book-entry procedures, if any

    - if applicable, a discussion of certain United States Federal income tax considerations and

    - any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants

WARRANTS TO PURCHASE PREFERRED STOCK

    We may issue warrants to purchase preferred stock. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

    - the title of such warrants

    - the aggregate number of such warrants

    - the price or prices at which such warrants will be issued

    - the currency or currencies (including composite currencies) in which the price of such warrants may be payable

    - the securities purchasable upon exercise of such warrants

    - the price at which and the currency or currencies (including composite currencies) in which the securities purchasable upon exercise of such warrants may be purchased

    - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire

    - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time

    - if applicable, the designation and terms of the debt securities or preferred stock with which such warrants are issued and the number of such warrants issued with each such debt security or share of preferred stock

    - if applicable, the date on and after which such warrants and the related debt securities or preferred stock will be separately transferable

    - information with respect to book-entry procedures, if any

    - if applicable, a discussion of certain United States Federal income tax considerations and

    - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

OTHER WARRANTS

    We may also issue other warrants to purchase or sell, on terms to be determined at the time of sale,

    - securities of any entity unaffiliated with DLJ, a basket of such securities, an index or indices of such securities or any combination of the foregoing

    - currencies or composite currencies or

    - commodities

    We may satisfy our obligations, if any, with respect to any such warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

    - the title of such warrants

    - the aggregate number of such warrants

    - the price or prices at which such warrants will be issued

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    - the currency or currencies (including composite currencies) in which the price of such warrants may be payable

    - whether such warrants are put warrants or call warrants

    - (a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof,
      (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such warrants

    - the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same)

    - whether such exercise price may be paid in cash, by the exchange of any other security offered with such warrants or both and the method of such exercise

    - whether the exercise of such warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both

    - the date on which the right to exercise such warrants shall commence and when such right shall expire

    - if applicable, the minimum or maximum number of such warrants that may be exercised at any one time

    - if applicable, the designation and terms of the securities with which such warrants are issued and the number of warrants issued with each such security

    - if applicable, the date on and after which such warrants and the related securities will be separately transferable

    - information with respect to book-entry procedures, if any

    - if applicable, a discussion of certain United States Federal income tax considerations and

    - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

                                     ERISA

    DLJ and certain of its subsidiaries, controlling shareholders and other affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if these securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which one of these entities is a service provider, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules.

    The acquisition of the securities may be eligible for one of the exemptions noted below if the acquisition:

    - is made solely with the assets of a bank collective investment fund and satisfies the requirements and conditions of Prohibited Transaction Class Exemption (PTCE) 91-38 issued by the Department of Labor

    - is made solely with assets of an insurance company pooled separate account and satisfies the requirements and conditions of PTCE 90-1 issued by the DOL

    - is made solely with assets managed by a qualified professional asset manager and satisfies the requirements and conditions of PTCE 84-14 issued by the DOL

    - is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of
      Section 401 of the Code

    - is made solely with assets of an insurance company general account and satisfies the requirements and conditions of PTCE 95-60 issued by the DOL or

    - is made solely with assets managed by an in-house asset manager and satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

    Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to that plan or assets of an entity in which the plan has invested. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the securities should consult with its legal counsel prior to such investment.

                              PLAN OF DISTRIBUTION

    We may sell our securities through agents, underwriters, dealers or directly to purchasers.

    Agents who we designate may solicit offers to purchase our securities.

    - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our Prospectus Supplement.

    - Unless we indicate otherwise in our Prospectus Supplement, our agents will act on a best efforts basis for the period of their appointment.

    - Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

    We may use an underwriter or underwriters in the offer or sale of our securities.

    - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

    - We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our Prospectus Supplement.

    - The underwriters will use our Prospectus Supplement to sell our securities.

    We may use a dealer to sell our securities.

    - If we use a dealer, we, as principal, will sell our securities to the dealer.

    - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

    - We will include the name of the dealer and the terms of our transactions with the dealer in our Prospectus Supplement.

    If DLJSC, one of our subsidiaries, participates in the distribution of our securities, we will conduct the offering in accordance with Section 2720 of the NASD Conduct Rules.

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    We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our Prospectus Supplement.

    We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the 1933 Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

    We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

    - If we use delayed delivery contracts, we will disclose that we are using them in the Prospectus Supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

    - These delayed delivery contracts will be subject only to the conditions that we set forth in the Prospectus Supplement.

    - We will indicate in our Prospectus Supplement, the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

    DLJSC may use this prospectus and our Prospectus Supplement in connection with offers and sales of our securities in connection with market-making transactions by and through DLJSC, at prices that relate to the prevailing market prices of our securities at the time of the sale or otherwise. DLJSC may act as principal or agent in these transactions.

                                 LEGAL MATTERS

    Michael A. Boyd, our Senior Vice President and General Counsel, and Davis Polk & Wardwell will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities, unless we indicate otherwise in our prospectus supplement.

    - Mr. Boyd owns 39,565 shares of common stock, 4,267 restricted stock units and options to purchase 79,544 shares of common stock.

    - Davis Polk & Wardwell provides legal services to us and our subsidiaries from time to time.

                                    EXPERTS

    We incorporate by reference into this prospectus and our registration statement our consolidated financial statements and financial statement schedule as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998. We have relied on the report of KPMG LLP, independent certified public accountants, also incorporated by reference into this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

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MARCH 15, 2000

                       DONALDSON, LUFKIN & JENRETTE, INC.

                                 $3,134,800,000

                       MEDIUM-TERM NOTES DUE NINE MONTHS
                           OR MORE FROM DATE OF ISSUE

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE

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WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU ANY
WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE ANY ORAL REPRESENTATIONS AS TO MATTERS THAT ARE NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH THAT IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT PERMITTED TO DO SO, OR TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

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